UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
          CONSENT STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                            AND EXCHANGE ACT OF 1934

Filed by the Registrant                       [ ]
Filed by a Party other than the Registrant    [X]

Check the appropriate Box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-12

                                 SIX FLAGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                  RED ZONE LLC
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)   Title of each class of securities to which the transaction applies:
          ______________________________________________________________________

    (2)   Aggregate number of securities to which the transaction applies:
          ______________________________________________________________________

    (3) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ______________________________________________________________________

    (4)   Proposed maximum aggregate value of the transaction:
          ______________________________________________________________________

    (5)   Total fee paid:
          ______________________________________________________________________

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:
        ________________________________________________________________________

    (3) Filing Party:
        ________________________________________________________________________

    (4) Date Filed:
        ________________________________________________________________________

      The letter contained in this Schedule 14A was issued as a press release on November 11, 2005.


            Red Zone Calls for Six Flags Management to Stop Stalling

ASHBURN, Va.--November 11, 2005--Red Zone LLC today issued the following letter:


                                  RED ZONE LLC
                  21300 Redskin Park Drive . Ashburn, VA 20147

November 11, 2005


Dear Fellow Six Flags Stockholder:

                     IT IS TIME TO SET THE RECORD STRAIGHT.

      We WELCOME a sale of Six Flags at the right price. Our concern is that Six Flags will be sold at a fire sale price, or, worse yet, will not be sold and shareholders will be left with nothing but an underperforming management team.

      Red Zone's consent solicitation is about maximizing the value of your investment in Six Flags. As the company's largest stockholder, with an ownership position of more than four times the current management, our interests are perfectly aligned with yours. Like you, we paid for our shares and were not given stock and options. We will not derail or disrupt the sales process. In fact, we have the most to gain if Six Flags can be sold at an attractive price. Although we will not control any Board decision, we will be your watchdogs for the sales process. We pledge again today to support any Board resolution to bring any credible bid to you the shareholders for your consideration.

      Management apparently is not willing to do the same. They have told you they currently have in hand "initial bids from a number of capable strategic and financial buyers" but they won't tell you who is bidding or for how much until after the deadline for you to submit your consent has conveniently passed.

          SUBMIT YOUR WHITE CONSENT CARD NOW. DON'T LET THIS MANAGEMENT
                   TEAM HIDE BEHIND ITS SECRET SALES PROCESS.

      Having analyzed for ourselves the possibility of acquiring the company and based on our discussions with numerous financing sources, we are very skeptical that Six Flags, carrying $2.4 billion in debt and unable to even produce enough cash flow to cover its fixed charges, will attract a bidder at a price stockholders would support. To us, management's sales process is nothing more than a stall defense. In our view, it is simply evidence that they will do anything and say anything to keep the positions that have paid them so handsomely in the past and that will give them additional benefits if the sale can be pushed into January. As members of the Board we will be unbiased in our evaluation of any transaction. If the bid range currently under consideration is at unrealistic and unacceptable prices, we will not hesitate to inform our fellow shareholders. If the price ranges are satisfactory, we will not hesitate to inform our fellow shareholders.

                   DON'T BE MISLED BY MANAGEMENT'S ESCALATING
                             AND DESPERATE RHETORIC.

      Management claims our consent solicitation puts a "chill" on their sales process. These are just scare tactics. Red Zone announced our intentions before the sales process even began and management claims to have received active interest and bids. How can they say we are deterring bidders if they have bona fide premium bids in hand?

                    WE ARE NOT SEEKING CONTROL OF SIX FLAGS.

      We are simply asking shareholders to vote out three non-independent directors who have significant conflicts with the interests of shareholders. If elected, we will hold only three of seven seats on the board. We are confident however that we can convince the board to effect desperately needed change at Six Flags. The premium we offer you and ourselves is the premium stock price that a revitalized and effectively managed company will command. And if we fail to fulfill our promises, we can be removed by shareholders at the next Annual Meeting in June, or sooner by consent. That is what good governance is all about. By voting for our proposals, SHAREHOLDERS will remain in control. We, unlike current management, are willing to be judged on our record and will not run away from it!

                   ASK YOURSELF WHETHER BURKE AND DANNHAUSER'S
                    PAST PERFORMANCE JUSTIFIES YOUR SUPPORT.

      We are offering to provide Six Flags with the management it deserves. CEO Kiernan Burke and CFO James Dannhauser have taken a premier American company with a stock value of over $3.1 billion just six years ago and buried it under $2.4 billion in debt. In the process, they have overseen the destruction of over $2.6 billion in shareholder value while the value of your shares plummeted from over $40 in May 1999 to less than $4 in May 2005. During this freefall, only Messrs. Burke and Dannhauser have been able to profit from sales of the shares and options that were given to them. Their record is simply indefensible, and they know it. They even put the company up for sale rather than defend their record. And now they are asking you to defer removing them from office because they believe they can sell the company based on its recent improved performance. But that performance is only an improvement when compared to one of the worst years in the company's history and the company still can't even meet its fixed costs. Under these circumstances, do you expect Six Flags to generate a premium price?

           WE ARE OFFERING YOU A NEW PROVEN MANAGEMENT TEAM TO CREATE VALUE FOR SIX FLAGS IF THE SECRET SALES PROCESS IS NOT SUCCESSFUL.

      By consenting to our proposals today before management's sales process concludes, you improve your ability to protect the value of your investment in Six Flags. If the secret sales process generates a credible bid for your shares, we will not stand in the way of that bid being submitted to you for your approval. If the secret sales process, as we expect, does not generate a credible bid, you will have given us the opportunity to apply our proven track record of success to generate increased value for your shares through the implementation of a new operational plan at Six Flags. We know we can do a better job than current management has done.

          IF YOU DO NOT SUBMIT A WHITE CARD YOU ARE EFFECTIVELY VOTING
                 FOR CURRENT MANAGEMENT AND ITS FAILED POLICIES

      We need your support now, NOT two weeks from now or two months from now. Given the seasonal nature of the Six Flags business, and the lead time required for the revamped advertising and operational changes we propose, the time for us to get to work is right now.

           Remember, if Mr. Burke and Mr. Dannhauser remain in office until January 1, we believe they will become entitled to an estimated $18 million in cash severance benefits above and beyond their accelerated restricted stock and option grants, about $10 million more than they would receive today!

      As shareholders, we must keep the sales process honest. By putting us on the Board we believe you will achieve that. How can we trust this conflicted management to sell our company? Salary increases, bonuses and stock grants have been the norm while company performance has deteriorated. Board member Stanley Shuman, who we seek to remove, is a managing director of one of the company's investment bankers for the sales process. As Six Flags largest shareholder, our interests are consistent with yours. Our sole interest is in maximizing the value of our shares.

      The window of opportunity for Six Flags and Six Flags' stockholders is about to slam shut. With your support, we can be on the right side of it, using our talents to make Six Flags the premier entertainment property we know it can be. Please sign, date and return the enclosed WHITE consent card today.


On behalf of Red Zone, thank you for your support.

Daniel M. Snyder        Mark Shapiro         Dwight Schar



Contacts

Red Zone LLC
Karl Swanson, 703-726-7135